EXHIBIT 99.1

Regency Centers Reports Fourth Quarter and Full Year 2017 Results

JACKSONVILLE, FL. (February 8, 2018) - Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended December 31, 2017.

Fourth Quarter and Full Year 2017 Highlights

•	Fourth quarter Net Income Attributable to Common Stockholders (“Net Income”) of $0.50 per diluted share.

•	Fourth quarter NAREIT Funds From Operations (“NAREIT FFO”) of $0.94 per diluted share and Core Funds From Operations (“Core FFO”) of $0.92 per diluted share.

•
Same property Net Operating Income (“NOI”) as adjusted, which reflects adjustments for the Equity One merger, excluding termination fees, increased 2.7% in the fourth quarter and 3.6% for the full year as compared to the same periods in the prior year.

•	As of December 31, 2017, the same property portfolio was 96.3% leased, a 30 basis point increase sequentially.

•	As of December 31, 2017, spaces less than 10,000 square feet (“Small Shops”) were 92.5% leased, a 10 basis point increase sequentially.

•	As of December 31, 2017, a total of 23 properties were in development or redevelopment representing a total investment of approximately $544 million.

•	During the fourth quarter, Regency acquired two shopping centers for approximately $150 million and sold five shopping centers for approximately $103 million.

•	On February 6, 2018, Regency’s Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.555 per share, an annualized increase of 5.7%.

“Regency’s unequaled combination of strategic advantages allowed for another remarkable year of performance, including strong levels of percent leased and same property NOI growth at or above 3.5% for the sixth consecutive year,” stated Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “Our successes in 2017 and over the last six years demonstrate our ability to continually execute on our commitment to being best-in-class and realize our strategic objectives by delivering superior NOI, net asset value and earnings growth while creating long term value for our shareholders.”

Financial Results

Regency reported Net Income for the fourth quarter of $85.1 million, or $0.50 per diluted share compared to $55.9 million, or $0.53 per diluted share, for the same period in 2016. For the twelve months ended December 31, 2017, Net Income was $159.9 million, or $1.00 per diluted share, compared to $143.9 million, or $1.42 per diluted share, for the same period in 2016.

The Company reported NAREIT FFO for the fourth quarter of $161.4 million, or $0.94 per diluted share, compared to $83.1 million, or $0.79 per diluted share, for the same period in 2016. For the twelve months ended December 31, 2017, NAREIT FFO was $494.8 million, or $3.09 per diluted share, compared to $277.3

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million, or $2.73 per diluted share, for the same period in 2016. The Company’s full year 2017 NAREIT FFO includes costs of $80.7 million associated with the merger of Regency and Equity One. No additional merger related costs are anticipated in 2018.

Core FFO for the fourth quarter was $157.9 million, or $0.92 per diluted share, compared to $89.9 million, or $0.86 per diluted share, for the same period in 2016. For the twelve months ended December 31, 2017, Core FFO was $592.1 million, or $3.69 per diluted share, compared to $334.0 million, or $3.29 per diluted share, for the same period in 2016.

Operating Results

Fourth quarter same property NOI as adjusted, excluding termination fees, increased 2.7% compared to the same period in 2016. For the twelve months ended December 31, 2017, same property NOI as adjusted, excluding termination fees, increased 3.6% compared to the same period in 2016 driven by base rent growth of 3.5%. In light of the merger with Equity One on March 1, 2017, same property NOI as adjusted is presented on a pro forma basis as if the merger had occurred January 1, 2016. Please refer to the Company’s supplemental package for additional details.

As of December 31, 2017, Regency’s wholly owned portfolio plus its pro-rata share of co-investment partnerships was 95.5% leased. The same property portfolio was 96.3% leased, which is an increase of 30 basis points sequentially and from the same period in 2016 when adjusted for the current same property pool. Within the same property portfolio, Small Shops were 92.5% leased, an increase of 10 basis points sequentially and an increase of 40 basis points from the same period in 2016 when adjusted for the current same property pool. Within the same property portfolio, spaces greater than or equal to 10,000 square feet (“Anchors”) were 98.6% leased, an increase of 40 basis points sequentially and from the same period in 2016 when adjusted for the current same property pool.

Regency executed approximately 1.8 million square feet of comparable new and renewal leases during the quarter at blended rent spreads of 6.0%. New leasing represented approximately 443,000 square feet, with Anchors representing nearly 60% of new activity, which compares to an average of 30% in the eight quarters prior. This significant contribution in new Anchor leasing drove higher committed tenant improvements for the quarter when compared to prior quarters. For the twelve months ended December 31, 2017, the Company executed approximately 6.3 million square feet of comparable new and renewal leases at blended rent spreads of 7.8%.

Investments

Property Transactions

During the fourth quarter, the Company closed on approximately $150 million of acquisitions, and approximately $103 million of dispositions.

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Scripps Ranch Marketplace (San Diego, CA) - In December, Regency acquired Scripps Ranch Marketplace, a 132,000 square foot neighborhood shopping center anchored by Vons for $81.6 million. A secured mortgage of $27.0 million was assumed at closing.

•	Roosevelt Square (Seattle, WA) - In December, the Company closed on the acquisition of Roosevelt Square, a 148,000 square foot retail center anchored by Whole Foods Market for $68.3 million.

•	Regency sold five shopping centers during the fourth quarter of 2017.

Subsequent to year-end, in January 2018, Regency closed on approximately $65 million of acquisitions.

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Ballard Blocks I (Seattle, WA) - The Company acquired a 50% equity interest in Ballard Blocks I, an operating 132,000 square foot shopping center, anchored by Trader Joe’s, for $27.3 million. Regency also acquired a 50% interest in adjacent land, and concurrently announced the development start of Ballard Blocks II (description below).

•
District at Metuchen (Metuchen, NJ) - Regency and a co-investment partner acquired District at Metuchen, a 67,000 square foot Whole Foods Market anchored shopping center located in the New York metro area for a gross purchase price of $33.8 million. The Company’s share of the purchase price was $6.8 million.

•
Hewlett Crossing I & II (Hewlett, NY) - The Company acquired Hewlett Crossing I, a 32,000 square foot retail center anchored by Petco, for a gross purchase price of $19.5 million. A secured mortgage of $9.7 million was assumed at closing. Regency also acquired the adjacent Hewlett Crossing II, a 20,000 square foot neighborhood retail center anchored by Duane Reade, for a gross purchase price of $11.4 million. Regency will operate the two centers as a single center known as Hewlett Crossing.

Developments and Redevelopments

At year end, the Company had 23 properties in development or redevelopment with combined, estimated net development costs of approximately $544 million. In-process development projects were a combined 58% funded and 80% leased, and are expected to yield an average return of 7.3%.

During the fourth quarter, the Company started two ground up development projects.

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Midtown East (Raleigh, NC) - Midtown East is a 174,000 square foot shopping center anchored by Wegmans. Midtown East is a 50/50 joint venture and Regency’s pro-rata share of estimated development cost is $22.0 million at a projected 8.0% stabilized yield.

•
Indigo Square (Charleston, SC) - Indigo Square is a 51,000 square foot shopping center anchored by Publix Greenwise Market. Indigo Square will be surrounded by 456 multifamily units, a Hilton hotel, and 600 self-storage units. The estimated development cost of Indigo Square is $16.6 million at a projected 8.3% stabilized yield.

Subsequent to quarter end, and simultaneously with the acquisition of Ballard Blocks I, the Company also started Ballard Blocks II, a 114,000 square foot 50/50 joint venture development anchored by PCC Community Markets. Regency’s pro-rata share of estimated development costs in Ballard II is $31.1 million at a projected 6.3% stabilized yield.

Capital Markets

Equity Offering

As previously disclosed, on December 14, 2017, the final settlement of the Company’s forward sale agreement occurred. Regency received approximately $89.1 million of net proceeds after adjustments for interest, dividends and the underwriters’ discount but before deducting offering expenses, by delivering 1,250,000 shares of the Company’s common stock.

Stock Repurchase Program

On February 7, 2018, Regency’s Board authorized a share repurchase program for up to $250 million of shares of the Company’s common stock. This program is scheduled to expire on February 6, 2020. The timing of share repurchases under this new program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.

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Dividend

On February 6, 2018, Regency’s Board declared a quarterly cash dividend on the Company’s common stock of $0.555 per share, an annualized increase of 5.7%. The dividend is payable on March 2, 2018, to shareholders of record as of February 20, 2018.

2018 Guidance

Regency Centers issued 2018 guidance on January 11, 2018. There have been no changes to the previously released guidance. Please refer to the Company’s fourth quarter 2017 supplemental information package for a complete list of guidance.

Full Year 2018 Guidance
Net Income Attributable to Common Stockholders (“Net Income”)	$1.47 - $1.56
NAREIT Funds From Operations (“NAREIT FFO”) per diluted share	$3.73 - $3.82
Operating Funds From Operations (“Operating FFO”) per diluted share	$3.48 - $3.54
Same Property Net Operating Income (“SPNOI”) Growth excluding termination fees (pro-rata)	2.25% - 3.25%
Acquisitions ($ thousands)	+/- $150,000
Cap Rate (weighted average)	+/- 4.75%
Dispositions ($ thousands)	+/- $150,000
Cap Rate (weighted average)	+/- 7.25%

Conference Call Information

To discuss Regency’s fourth quarter results, the Company will host a conference call on Friday, February 9, 2018, at 11:00 a.m. ET. Dial-in and webcast information is listed below.

Fourth Quarter Conference Call
Date:	Friday, February 9, 2018
Time:	11:00 a.m. ET
Dial#:	877-407-0789 or 201-689-8562
Webcast:	investors.regencycenters.com

Replay

Webcast Archive: Investor Relations page under Events & Webcasts

Non-GAAP Disclosure

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company's operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s

EXHIBIT 99.1

reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations. Core FFO is an additional performance measure used by Regency as the computation of NAREIT FFO includes certain non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from NAREIT FFO: (a) transaction related income or expenses; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; (d) development pursuit costs; and (e) other non-comparable amounts as they occur. The Company provides a reconciliation of Net Income to NAREIT FFO and Core FFO for actual results. Operating FFO is an additional performance measure that excludes from Core FFO: (a) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market of debt adjustments; and includes (b) development pursuit costs. The Company provides a reconciliation of Net Income to Operating FFO per diluted share for forward looking guidance.

EXHIBIT 99.1

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Actual (in thousands)

For the Periods Ended December 31, 2017 and 2016	Three Months Ended		Year to Date
Reconciliation of Net Income to NAREIT FFO:	2017	2016	2017	2016
Net Income Attributable to Common Stockholders	$85,139	55,869	$159,949	143,860
Adjustments to reconcile to NAREIT Funds From Operations(1):
Depreciation and amortization (excluding FF&E)	98,036	50,077	364,908	193,451
Provision for impairment to operating properties	—	2,500	—	3,159
Gain on sale of operating properties	(21,988)	(25,410)	(30,402)	(63,426)
Exchangeable operating partnership units	171	92	388	257
NAREIT Funds From Operations	$161,358	83,128	$494,843	277,301
Reconciliation of NAREIT FFO to Core FFO:
NAREIT Funds From Operations	$161,358	83,128	494,843	277,301
Adjustments to reconcile to Core Funds From Operations(1):
Acquisition pursuit and closing costs	—	242	138	2,007
Development pursuit costs	1,047	596	1,569	1,503
Income tax benefit	(9,737)	—	(9,737)	—
Gain on sale of land	(654)	(883)	(3,623)	(8,769)
Provision for impairment to land	—	33	—	580
Loss on derivative instruments and hedge ineffectiveness	(2)	(1)	(15)	40,589
Early extinguishment of debt	46	250	12,449	14,207
Merger related costs	5,131	6,539	80,715	6,539
Merger related debt offering interest	—	—	975	—
Preferred redemption costs	—	—	12,227	—
Hurricane losses	744	—	2,596	—
Core Funds From Operations	$157,933	89,904	$592,137	333,957

Weighted Average Shares For Diluted Earnings per Share	170,855	104,971	159,960	101,285
Weighted Average Shares For Diluted FFO and Core FFO per Share	171,205	105,125	160,255	101,439

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.

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Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of net income to pro-rata same property NOI.

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI as adjusted - Actual (in thousands)

For the Periods Ended December 31, 2017 and 2016	Three Months Ended		Year to Date
	2017	2016	2017	2016
Net Income Attributable to Common Stockholders	$85,139	55,869	$159,949	143,860
Less:
Management, transaction, and other fees	(6,806)	(6,568)	(26,158)	(25,327)
Income tax benefit of taxable REIT subsidiary	(9,737)	—	(9,737)	—
Gain on sale of real estate	(22,519)	(24,324)	(27,432)	(47,321)
Other(1)	(10,819)	(4,976)	(47,357)	(16,144)
Plus:
Depreciation and amortization	90,444	42,606	334,201	162,327
General and administrative	18,006	16,631	67,624	65,327
Other operating expense, excluding provision for doubtful accounts	6,460	8,033	85,233	12,376
Other expense (income)	34,360	22,646	141,093	148,066
Equity in income of investments in real estate excluded from NOI (2)	14,771	12,271	53,290	33,952
Net income attributable to noncontrolling interests	802	524	2,903	2,070
Preferred stock dividends and issuance costs	—	5,266	16,128	21,062
NOI	200,101	127,978	749,737	500,248

Less non-same property NOI (3)	(10,572)	(6,050)	(38,186)	(19,716)
Plus same property NOI for non-ownership periods of Equity One(4)	—	62,777	42,245	248,036

Same Property NOI	$189,529	184,705	$753,796	728,568

Same Property NOI without termination fees	$189,311	184,384	$753,106	727,209

Same Property NOI without termination fees or redevelopments	$163,095	161,484	$655,898	638,347

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, and interest expense.

(3) Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.
(4) Refer to page 2 of the Company's fourth quarter 2017 supplemental package for Same Property NOI detail for the non-ownership periods of Equity One.

Reported results are preliminary and not final until the filing of the Company’s Form 10-K with the SEC and, therefore, remain subject to adjustment.

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Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Operating FFO - Guidance (per diluted share)

	Full Year
NAREIT FFO and Operating FFO Guidance:	2018

Net income attributable to common stockholders	$ 1.47	1.56

Adjustments to reconcile net income to NAREIT FFO:
Depreciation and amortization	2.26	2.26

NAREIT Funds From Operations	$ 3.73	3.82

Adjustments to reconcile NAREIT FFO to Operating FFO:
Other non-comparable costs	0.02	0.00
Straight line rent, net	(0.09)	(0.10)
Market rent amortization, net	(0.16)	(0.16)
Debt mark-to-market	(0.02)	(0.02)

Operating Funds From Operations	$ 3.48	$ 3.54

The Company has published forward-looking statements and additional financial information in its fourth quarter 2017 supplemental information package that may help investors estimate earnings for 2018. A copy of the Company’s fourth quarter 2017 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-K for the year ended December 31, 2017. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.

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EXHIBIT 99.1

Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.